EXHIBIT 99.1

Clearfield Reports Record Fiscal Second Quarter 2022 Results

  Revenue For Fiscal Second Quarter Grew 80% Year-over-Year to Record $53 Million, Driven by 94% Growth in Community Broadband Revenue Compared to the Same Year-Ago Period
  Quarter-End Backlog Increased 34% Sequentially to Record $136 Million at End of Fiscal Second Quarter 2022, Compared to $101 Million at the End of Fiscal First Quarter 2022

  43.3% Gross Profit Margin and Record Gross Profit Dollars Driven by Continued Execution on Operational Effectiveness Initiatives and Favorable Product Mix

  Net Income For Fiscal Second Quarter 2022 Totaled a Record $9.2 Million, or $0.66 per diluted share, an Increase of 154% from $3.6 Million, or $0.27 Per Diluted Share, in Fiscal Second Quarter 2021

  Company Increases Fiscal 2022 Net Sales Guidance to Range of $204 Million to $218 Million, Representing Year-over-Year Growth of 45% to 55%

MINNEAPOLIS, April 28, 2022 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management and connectivity platforms for communication service providers, reported results for the fiscal second quarter ended March 31, 2022.

Fiscal Q2 2022 Financial Summary
(in millions except per share data and percentages)	Q2 2022	vs. Q2 2021	Change	Change (%)
Net Sales	$53.5	$29.7	$23.8	80%

Gross Profit ($)	$23.2	$12.9	$10.2	79%
Gross Profit (%)	43.3%	43.6%	-0.3%	-1%

Income from Operations	$11.9	$4.5	$7.5	168%
Income Tax Expense	$2.8	$0.9	$1.9	201%

Net Income	$9.2	$3.6	$5.6	154%
Net Income per Diluted Share	$0.66	$0.27	$0.39	144%

Fiscal Q2 YTD 2022 Financial Summary
(in millions except per share data and percentages)	2022 YTD	vs. 2021 YTD	Change	Change (%)
Net Sales	$104.6	$56.8	$47.8	84%

Gross Profit ($)	$46.1	$24.3	$21.8	90%
Gross Profit (%)	44.1%	42.8%	1.3%	3%

Income from Operations	$25.0	$8.2	$16.8	206%
Income Tax Expense	$5.6	$1.6	$4.0	246%

Net Income	$19.6	$6.8	$12.8	188%
Net Income per Diluted Share	$1.41	$0.50	$0.91	182%

Management Commentary
“Clearfield continues to execute in an environment in which demand is accelerating,” said Company President and CEO Cheri Beranek. “This quarter we both achieved record revenue and increased our order backlog. With the current visibility into our substantial order backlog, the majority of which is scheduled to ship in the next six months, and the pipeline behind it, we are raising our fiscal year 2022 net sales guidance from a range of $177 to $183 million to a range of $204 million to $218 million. Our guidance represents growth of 45% to 55% over fiscal year 2021 revenues.

“In the fiscal second quarter we opened our new distribution center in Minnesota and new manufacturing center in Mexico. We added 200 people to our manufacturing centers, expanding our headcount by 50%. We aim to add additional personnel and improve labor utilization in the coming quarters as recruiting and training continues and facility optimization is achieved. We also continue to utilize our global supply chain network to further augment our capacity. We have filed a shelf registration statement and secured a $40 million line of credit with Bremer Bank to ensure we have the financial flexibility in how we respond to the current and future robust client demand and invest in strategies that will enhance our growth opportunities in the future.

“Responsiveness, where Clearfield has always excelled, has proved to be a significant competitive advantage, enabling us to pick up incremental market share from new and existing customers.  We are working transparently with our customers to shorten lead-times when we can and ship to promised delivery dates to facilitate field labor utilization. Nevertheless, we cannot overlook the fact that fiber and fiber component availability continues to be challenged and supply chain issues persist across many industries. We are continuously taking steps to strengthen our relationship with our suppliers to minimize these supply chain issues going forward.

“We are confident that Clearfield can maintain the market leadership that the company was built to achieve based on our agility, innovation, and commitment to customers’ needs and are very optimistic about Clearfield’s future. Moreover, we believe we are well-positioned to capitalize on any new government funds that are disbursed to our markets, with some of our customers already beginning to place advanced orders in anticipation of those disbursements.”

Fiscal Second Quarter 2022 Financial Results
Net sales for the fiscal second quarter of 2022 increased 80% to $53.5 million from $29.7 million in the same year-ago quarter. The increase in net sales was due to higher sales across our core end markets, particularly in our Community Broadband and Multiple System Operator (“MSO” or Cable TV) markets.

As of March 31, 2022, order backlog (defined as purchase orders received but not yet fulfilled) was $136 million, an increase of 34% compared to $101 million as of December 31, 2021 and an increase of 605% from $19 million as of March 31, 2021.

Gross profit for the fiscal second quarter of 2022 increased 79% to $23.2 million (or 43.3% of net sales) from $12.9 million (or 43.6% of net sales) in the fiscal second quarter of 2021. The slight decrease in gross profit margin was due to increased overhead costs associated with our new facilities in Minnesota and Mexico, as well as higher freight and transportation costs.

Operating expenses for the fiscal second quarter of 2022 increased 32% to $11.2 million, from $8.5 million in the same year-ago quarter. The increase in operating expenses consisted primarily of higher compensation costs due to increased personnel and higher performance-based compensation as well as increased travel expenses and professional fees.

Income from operations for the fiscal second quarter of 2022 increased 168% to $11.9 million from $4.5 million in the same year-ago quarter.

Income tax expense for the fiscal second quarter of 2022 increased 201% to $2.8 million, with an effective tax rate of 23.4%, as compared to $935,000, with an effective tax rate of 20.4% in the same year-ago quarter due to higher taxable income.

Net income for the fiscal second quarter of 2022 totaled $9.2 million, or $0.66 per diluted share, compared to $3.6 million, or $0.27 per diluted share, in the same year-ago quarter.

Financial Results for the Six Months Ended March 31, 2022
Net sales increased 84% to $104.6 million for the six months ended March 31, 2022 from $56.8 million during the same period in fiscal 2021. The increase in net sales was due to higher sales across our core end markets, most notably our Community Broadband and MSO/Cable TV markets.

Gross profit was $46.1 million (or 44.1% of net sales) for the six months ended March 31, 2022, an increase of 90% from $24.3 million (or 42.8% of net sales) in the same period in fiscal 2021. The increase in gross profit margin was due to a favorable product mix as well as improved manufacturing efficiencies realized with higher sales volumes, offset by increased overhead costs associated with our new facilities in Minnesota and Mexico and higher freight and transportation costs.

Operating expenses increased 31% to $21.2 million (or 20.2% of net sales) for the six months ended March 31, 2022 from $16.1 million (or 28.4% of net sales) during the same period in fiscal 2021. The increase in operating expenses consisted primarily of higher compensation costs due to increased personnel and higher performance-based compensation as well as increased travel expenses and professional fees.

Income from operations increased 206% to $25.0 million for the six months ended March 31, 2022 from $8.2 million during the same period in fiscal 2021.

Income tax expense increased 246% to $5.6 million, with an effective tax rate of 22.2%, for the six months ended March 31, 2022 as compared to $1.6 million, with an effective tax rate of 19.2% during the same period in fiscal 2021 due to higher taxable income.

Net income totaled $19.6 million, or $1.41 per diluted share, for the six months ended March 31, 2022, an increase of 186% from $6.8 million, or $0.50 per diluted share, during the same period in fiscal 2021.

Conference Call
Clearfield management will hold a conference call today, April 28, 2022 at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263
Conference ID: 13728935

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through May 12, 2022.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13728935

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, anticipated shipping on backlog and future lead times, future availability of components and materials from the Company’s supply chain, the impact of the Rural Digital Opportunity Fund (RDOF) or other government programs on the demand for the Company’s products or timing of customer orders, the Company’s ability to add capacity to meet expected future demand, and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: the COVID-19 pandemic has significantly impacted worldwide economic conditions and could have a material adverse effect on our business, financial condition and operating results; we rely on single-source suppliers, which could cause delays, increase costs or prevent us from completing customer orders; fluctuations in product and labor costs which may not be able to be passed on to customers that could decrease margins; we depend on the availability of sufficient supply of certain materials, such as fiber optic cable and resins for plastics, and global disruptions in the supply chain for these materials could prevent us from meeting customer demand for our products; we rely on our manufacturing operations to produce product to ship to customers and manufacturing constraints and disruptions could result in decreased future revenue; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent on key personnel; cyber-security incidents on our information technology systems, including ransomware, data breaches or computer viruses, could disrupt our business operations, damage our reputation, and potentially lead to litigation; our business is dependent on interdependent management information systems; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; changes in government funding programs may cause our customers and prospective customers to delay, reduce, or accelerate purchases, leading to unpredictable and irregular purchase cycles; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our success depends upon adequate protection of our patent and intellectual property rights; if the telecommunications market does not expand as we expect, our business may not grow as fast as we expect; we face risks associated with expanding our sales outside of the United States; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2021 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:
Matt Glover and Sophie Pearson
Gateway Group, Inc.
1-949-574-3860
CLFD@gatewayir.com

CLEARFIELD, INC.
STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)
	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2022	2021	2022	2021

Net sales	$53,495	$29,692	$104,604	$56,784

Cost of sales	30,331	16,750	58,468	$32,473

Gross profit	23,164	12,942	46,136	24,311

Operating expenses
Selling, general and
administrative	11,233	8,490	21,155	$16,146
Income from operations	11,931	4,452	24,981	8,165

Net investment income	121	123	241	$257
Income before income taxes	12,052	4,575	25,222	8,422

Income tax expense	2,816	935	5,596	$1,619

Net income	$9,236	$3,640	$19,626	$6,803

Net income per share:
Basic	$0.67	$0.27	$1.43	$0.50
Diluted	$0.66	$0.27	$1.41	$0.50

Weighted average shares outstanding:
Basic	13,767,341	13,730,150	13,755,291	13,711,135
Diluted	13,902,836	13,779,779	13,900,180	13,738,090

CLEARFIELD, INC.
BALANCE SHEETS
(IN THOUSANDS)
	(Unaudited)
	March 31,	September 30,
	2022	2021
Assets
Current Assets
Cash and cash equivalents	$13,923	13,216
Short-term investments	739	10,374
Accounts receivable, net	21,836	19,438
Inventories, net	60,918	27,524
Other current assets	1,601	954
Total current assets	99,017	71,506

Property, plant and equipment, net	8,701	4,998

Other Assets
Long-term investments	28,448	36,913
Goodwill	4,709	4,709
Intangible assets, net	4,487	4,696
Right of use lease assets	13,414	2,305
Deferred tax asset	365	365
Other	620	419
Total other assets	52,043	49,407
Total Assets	$159,761	$125,911

Liabilities and Shareholders Equity
Current Liabilities
Current portion of lease liability	$2,758	915
Accounts payable	15,024	9,215
Accrued compensation	6,804	8,729
Accrued expenses	759	1,613
Total current liabilities	25,345	20,472

Other Liabilities
Long-term portion of lease liability	11,194	1,615
Total Liabilities	36,539	22,087

Shareholders Equity
Common stock	138	137
Additional paid-in capital	58,949	58,246
Accumulated other comprehensive loss	(932)	-
Retained earnings	65,067	45,441
Total Shareholders Equity	123,222	103,824
Total Liabilities and Shareholders Equity	$159,761	$125,911

CLEARFIELD, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN THOUSANDS)
	Six Months Ended	Six Months Ended
	March 31,	March 31,
	2022	2021
Cash flows from operating activities
Net income	$19,626	$6,803
Adjustments to reconcile net income to cash (used in)
provided by operating activities:
Depreciation and amortization	1,362	1,139
Change in allowance for doubtful accounts	-	210
Amortization of discount on investments	(21)	-
Stock-based compensation expense	1,010	623
Changes in operating assets and liabilities
Accounts receivable	(2,398)	(2,908)
Inventories, net	(33,394)	(219)
Other assets	(812)	(189)
Accounts payable and accrued expenses	3,344	1,240
Net cash (used in) provided by operating activities	(11,283)	6,699

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(4,842)	(682)
Purchase of investments	(248)	(6,448)
Proceeds from sales and maturities of investments	17,386	6,651
Net cash provided by (used in) investing activities	12,296	(479)

Cash flows from financing activities
Proceeds from issuance of common stock under	249	179
employee stock purchase plan
Tax withholding related to vesting of restricted stock grants	(274)	(456)
Withholding related to exercise of stock options	(281)	(54)
Net cash used in financing activities	(306)	(331)
Increase in cash and cash equivalents	707	5,889
Cash and cash equivalents, beginning of period	13,216	16,450
Cash and cash equivalents, end of period	$13,923	$22,339

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$6,934	$2,331

Non-cash financing activities
Cashless exercise of stock options	$210	$1,269